EXHIBIT 99.2

AUDITOR GENERAL OF CANADA	VÉRIFICATEUR GÉNÉRAL DU CANADA

INDEPENDENT AUDITOR’S CONSENT

To: Export Development Canada

I consent to the use of my independent auditor’s report dated March 4, 2016 to the Minister of International Trade on the consolidated financial statements of Export Development Canada, which comprise the consolidated statement of financial position as at December 31, 2015, and the consolidated statement of comprehensive income, consolidated statement of changes in equity and consolidated statement of cash flows for the year then ended, and a summary of significant accounting policies and other explanatory information, which is included in the 2015 Annual Report of Export Development Canada attached to the Form 18-K to be filed with the U.S. Securities and Exchange Commission on the Electronic Data Gathering, Analysis and Retrieval system on May 9, 2016.

I have not performed any procedures subsequent to the date of this consent.

This consent is provided to Export Development Canada for use solely in connection with the above filing of the Form 18-K pursuant to the Securities Act of 1933 and the Securities Exchange Act of 1934 and to its incorporation by reference in Export Development Canada’s Registration Statement on Schedule B filed on July 23, 2014; accordingly, I do not consent to the use of my independent auditor’s report for any other purpose.

/s/ Lissa Lamarche
Lissa Lamarche, CPA, CA
Principal
for the Auditor General of Canada

Ottawa, Canada
May 9, 2016